Exhibit 99.1

NovaStar Financial Reports Second-Quarter Earnings Up 18%

As Record $2 Billion in Loan Production Fuels Mortgage Loan Portfolio

Growth

June 2004 represents best loan production month in NovaStar’s history

KANSAS CITY, MO., July 29, 2004 – NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, today announced it reported net income of $34.0 million available to common shareholders, an increase of 18 percent from the same period one year earlier. The Company also achieved record loan production of $2.0 billion into the mortgage loan portfolio in Second Quarter 2004. A quarterly common dividend of $1.35 per share will be payable August 26, 2004 to shareholders of record as of August 11, 2004.

“We are pleased with the continued growth of our mortgage production and mortgage loan portfolio, which again delivered attractive returns for shareholders,” NovaStar Chief Executive Officer Scott Hartman said. “In the Second Quarter, we remained on track with our 2004 financial goals, tightened our focus on nonconforming loan production, and added to the leadership team that will take our business to the next level in the years to come.”

Among the highlights for NovaStar’s Second Quarter:

•	Record loan production of $2.0 billion into the mortgage loan portfolio, a 57 percent increase from Second Quarter 2003 and an 11 percent increase from First Quarter 2004.

•	June 2004 mortgage loan production of $731 million represented the best nonconforming loan production month in NovaStar’s history.

•	Net income available to common shareholders of $34.0 million (or $1.34 per diluted share), up from $28.7 million in Second Quarter 2003 and $29.7 million in First Quarter 2004.

•	A total of $9.6 billion in loans in the Company’s mortgage loan portfolio, up 87 percent from Second Quarter 2003 and 14 percent over First Quarter 2004.

•	Record-high mortgage loan portfolio income (from mortgage loans and mortgage securities) of $53.7 million, an increase of 31 percent over Second Quarter 2003 and 7 percent over First Quarter 2004.

•	Completion of a $1.4 billion securitization of mortgage loans in June.

NovaStar announced on July 19, 2004 that it had appointed Greg Metz as Senior Vice President and Chief Financial Officer. As NovaStar continues to grow, Mr. Metz’s financial management experience as a former executive officer at one of the nation’s leading bank holding companies provides NovaStar with another strong leader in the Company’s management structure.

Record Loan Production Continues to Drive NovaStar’s Mortgage Loan Portfolio Growth

Nonconforming loan production into the mortgage loan portfolio in the Second Quarter totaled a record $2.0 billion, a 57 percent increase from Second Quarter 2003 and an 11 percent increase from First Quarter 2004. This helped increase loans in the mortgage portfolio to $9.6 billion in the Second Quarter, feeding more loans into the securitization process and, ultimately, investments into the mortgage securities portfolio. The mortgage loan portfolio (NovaStar’s loan holdings, both pre- and post-securitization) generated $53.7 million in income during the Second Quarter, an increase of 31 percent over Second Quarter 2003 and 7 percent over First Quarter 2004. NovaStar’s higher earnings were attributed to the increased size of the mortgage portfolio, partially offset by lower interest income as a result of rising short-term interest rates.

“Our mortgage loan portfolio provides substantially all of NovaStar’s income and drives the Company’s dividends,” said Mr. Hartman. “Given current production trends, we expect our mortgage loan portfolio to reach approximately $12 billion by the end of 2004, about 50 percent higher than at year-end 2003.”

“Our mortgage production remains strong, despite a significant rise in interest rates. In fact, June was the highest loan production month in NovaStar history,” said NovaStar President Lance Anderson. “Recent experience reinforces our belief that the nonconforming market, where NovaStar focuses, is less cyclical than the prime mortgage segment.”

Branch Operations and Productivity

The Company has been successful in concentrating on branches that produce nonconforming loans, demanding better efficiency, and eliminating less productive branches from the network.

In the Second Quarter, the branch network’s originations of nonconforming loans increased to $460 million, a 78 percent increase from Second Quarter 2003 and a 12 percent increase from First Quarter 2004.

“We continue to refine the network to focus on nonconforming loans flowing into NovaStar and will be aggressive in the Third Quarter about closing less productive branches,” Mr. Anderson said.

Second Quarter Earnings and 2004 Earnings Guidance

Net income available to common shareholders increased 18 percent to $34.0 million in Second Quarter 2004, compared with $28.7 million in Second Quarter 2003. Profits were up 15 percent compared with First Quarter 2004. Earnings per share (EPS), fully diluted, were $1.34 in the Second Quarter, an increase of 5 percent from the same period a year earlier, after adjustment for the stock split in late 2003. Diluted EPS were up 15 percent compared with $1.17 in First Quarter 2004.

NovaStar management believes full-year 2004 diluted EPS will be in a range of $4.50 to $5.00. This outlook is based on projections that include future interest rates from the June 30, 2004 implied forward curve. This assumes production levels will increase moderately on a sequential basis and that production costs will be similar to recent past experience. Future earnings and dividends will depend on actual interest rates, production growth, volume of loans sold and securitized, whole loan market prices, the amount (if any) of new capital raised, credit performance, and options-related expenses.

Mortgage Securities Impairment

In the Second Quarter, in accordance with GAAP, NovaStar recognized an impairment in the value of certain securities retained in the First Quarter 2004 securitization, and marked down their value by $6.1 million. This impairment is attributable to the rise in short-term interest rates and is reflected in the income statement under the line item entitled “Impairment on mortgage securities — available-for-sale.”

“We believe that the gains recorded during the quarter on our derivatives have served their purpose in providing interest rate protection to loans in warehouse and our mortgage securities portfolio. Notwithstanding this quarter’s impairment, we believe the Company’s balance sheet is well-hedged and the mortgage loan portfolio will continue to produce attractive returns for investors,” Mr. Hartman said.

Hedging Impact on Second Quarter Earnings

In Second Quarter 2004, due to rapidly rising interest rates, the Company’s income statement reflected a gain of $27.1 million in the value of its derivative hedges. This hedge gain offsets 1) lower gains for loans sold during the Second Quarter and 2) an unrecognized reduction in the value of mortgage loans held-for–sale at June 30, 2004. As a result, we expect somewhat lower income in the period when such held-for-sale loans (as of June 30) are actually sold.

Liquidity and Borrowing Capacity

Since the end of Second Quarter 2004, NovaStar has renewed two committed borrowing facilities and increased capacity in the facilities by a total of $400 million. Separately, a $300 million lending facility expired, leaving NovaStar with a net increase in borrowing capacity of $100 million. NovaStar now has committed borrowing capacity of $2.9 billion from five lenders. As of June 30, 2004, cash and available liquidity exceeded $211 million.

“After thorough due diligence, two of our lending partners renewed and increased their facilities, demonstrating a strong commitment to our growing business,” Mr. Hartman said.

Updates on Other Matters

Licensing Review

NovaStar announced in its First Quarter 2004 earnings report that it had hired the Washington, D.C. law firm Weiner Brodsky Sidman Kider PC to review its state licensing compliance. Weiner Brodsky has verified for NovaStar the licenses and other authorizations held by the Company’s branches and locations to broker and make loans under state regulations. In addition to verifying such licenses and other authorizations, Weiner Brodsky has been assisting NovaStar in evaluating its lending and brokerage operations to determine whether they are consistent with the licenses and authorizations held by the branches.

Through this process, NovaStar has identified licensing compliance issues and, in turn, has been improving its licensing program. For example, NovaStar has implemented a new software system and tightened compliance management procedures in an effort to minimize any compliance errors. The Company believes that these compliance issues do not have a material impact on NovaStar’s consolidated financial statements.

With hundreds of branch offices and tens of thousands of specific and diverse loans being made or brokered across the nation each year, one of NovaStar’s challenges (and that of the entire industry) is to comply with the complex and varied array of state licensing requirements. In the mortgage loan industry, licensing requirements differ from state to state and activity to activity.

To put this in perspective, in many jurisdictions a single branch may need to maintain at least four different licenses, including licenses for first and second liens as a lender and first and second liens as a broker. Some states require licenses for servicing as well, or require a separate license for loans under or over a certain amount of money or interest rate. NovaStar Home Mortgage, Inc. branches typically hold multiple licenses in addition to being licensed in the state in which they are located (where such licenses are required).

To put this in further perspective, one issue that the Company and Weiner Brodsky identified involved a branch that had been operating with the proper state authorization but then changed its location within the state without updating its address information with the state licensing agency. Upon learning of this issue, the Company took the necessary corrective action.

NovaStar takes all of these licensing issues very seriously and has devoted significant resources to complying with state requirements.

SEC Inquiry

In April 2004, NovaStar received notice of an informal inquiry from the Securities and Exchange Commission. The Company continues to cooperate fully with the Commission’s inquiry.

Shareholder Lawsuits

As previously reported, a series of securities class actions were brought against the Company and its principal executive officers in April and May. We anticipate that these actions will be consolidated and that, once lead plaintiff and lead counsel have been selected, a consolidated complaint will be filed. We will defend ourselves vigorously and will file motions to dismiss once it becomes timely to do so. In addition, the company’s principal executive officers and the company’s directors are named as defendants in derivative actions. Once again, this case will be defended vigorously.

Investor Conference Call

The NovaStar Second Quarter investor conference call is scheduled for 3:30 p.m. Central Time (4:30 p.m. Eastern Time) on Thursday, July 29, 2004. The conference call will be web cast live and will be archived on the company’s website. In order to participate in the conference call, contact 1-800-967-7184 approximately 15 minutes before the scheduled start of the call. For investors unable to participate in the live event, a replay will be available until August 5 at 1-888-203-1112. The conformation code for the replay is 798291.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2003 annual report on Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

Press Contact

Mike Enos

816.237.7597

Novastar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended				For the Six Months Ended
	6/30/2004		3/31/2004	6/30/2003(B)	6/30/2004		6/30/2003(B)
NovaStar Financial Inc. Income Statement Data
Interest income	$53,676		$50,359	$40,996	$104,035		$80,312
Interest expense	10,729		10,721	9,449	21,450		20,078
Fee income	43,231	(A)	45,519	19,678	88,750	(A)	34,195
Gains on sales of mortgage assets	25,174		51,780	44,031	76,954		73,474
Gains (Losses) on derivative instruments	27,115		(25,398)	(15,037)	1,717		(24,186)
Impairment on mortgage securities available-for-sale	(6,117)		—	—	(6,117)		—
General and administrative expenses	89,506	(A)	80,383	47,022	169,889	(A)	82,916
Income before taxes	42,620		31,371	32,904	73,991		60,004
Income tax expense	6,994		446	4,183	7,440		8,324
Net income	35,626		30,925	28,721	66,551		51,680
Preferred dividends	(1,663)		(1,275)	—	(2,938)		—
Net income available to common shareholders	33,963		29,650	28,721	63,613		51,680

Basic earnings per share	$1.36		$1.20	$1.32	$2.56		$2.41
Diluted earnings per share	$1.34		$1.17	$1.28	$2.51		$2.35
Dividends declared per common share	$1.35		$1.35	$1.25	$2.70		$2.54	(C)
Dividends declared per preferred share	$0.56		$0.43	$—	$0.99		$—
Book value per diluted share	$10.85		$11.63	$9.99	$10.85		$9.99

(A)   A primary reason for the increase in these categories from the prior year is due to the addition of branches as operating units of the Company after December 31, 2003 that formerly operated under limited liability agreements.

(B) Adjusted to reflect the change in accounting for stock based compensation as discussed in our earnings release dated December 17, 2003.
(C) On January 29, 2003, a $0.165 special dividend related to 2002 taxable income was declared per common share.

	As of
	6/30/2004	3/31/2004	6/30/2003
NovaStar Financial Inc. Balance Sheet Data
Mortgage loans - held for sale	$1,370,034	$777,237	$684,889
Mortgage loans - held in portfolio	74,665	83,931	122,972
Mortgage securities - available for sale	389,050	404,003	300,932
Total assets	2,169,468	1,583,827	1,298,637
Borrowings	1,704,065	1,122,288	987,622
Stockholders’ equity	348,986	369,122	230,469

	For the Three Months Ended			For the Six Months Ended
	6/30/2004	3/31/2004	6/30/2003	6/30/2004	6/30/2003
Other Data:
Servicing portfolio	$9,604,342	$8,428,852	$5,145,005	$9,604,342	$5,145,005
Loans sold for cash - Non-conforming wholesale	$—	$—	$12,057	$—	$124,125
Loans securitized	$1,367,431	$1,702,658	$1,314,733	$3,070,089	$2,399,638
Percent of securitized loans covered by mortgage insurance	46%	50%	74%	46%	74%
Weighted average coupon of mortgage loans held-for-sale	7.7%	7.4%	7.2%	7.7%	7.2%

Novastar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	6/30/2004	As a% of Total	3/31/2004	As a% of Total	6/30/2003	As a% of Total
Non-conforming loan origination volume
Non-conforming
Wholesale
Independent brokers	$1,325,346	67%	$1,141,652	64%	$849,290	67%
NovaStar branches	460,340	23%	411,784	23%	259,293	21%
Correspondent/Bulk	103,659	5%	141,547	8%	96,369	8%
Retail	89,456	5%	88,136	5%	54,594	4%

Total non-conforming production volume	1,978,801	100%	1,783,119	100%	1,259,546	100%

# of funding days in the quarter	63		62		64

Average originations per funding day	$31,410		$28,760		$19,680

NovaStar branch production volume
Non-conforming
Brokered to non-affiliates	$627,037	58%	$437,262	52%	$169,313	40%
Retained by NMI	460,340	42%	411,784	48%	259,293	60%

Total non-conforming	1,087,377	100%	849,046	100%	428,606	100%

Conforming	797,152		804,093		1,109,559

Total branch production volume	$1,884,529		$1,653,139		$1,538,165

# of branches	342		383		349

Retail production volume
Non-conforming
Sold to non-affiliates	$8,303	7%	$11,337	9%	$25,542	12%
Held by NMI	89,456	77%	88,136	73%	54,594	26%

Total non-conforming	$97,759	84%	$99,473	82%	$80,136	38%

Conforming	18,512	16%	21,358	18%	132,305	62%

Total retail production volume	$116,271	100%	$120,831	100%	$212,441	100%

NovaStar Financial, Inc.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Three Months Ended 6/30/04
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.11%	85.3%	700	28%
620 to 659	7.37%	84.3%	638	21%
580 to 619	7.73%	83.2%	599	22%
540 to 579	8.13%	79.2%	559	19%
539 and below	8.68%	78.1%	528	10%

	7.66%	82.7%	621	100%

Summary by Program Type
2-Year Fixed	7.79%	83.5%	607	63%
2-Year Fixed Interest-only	7.13%	85.9%	655	13%
3-Year Fixed	7.21%	79.8%	622	4%
3-Year Fixed Interest-only	6.61%	81.6%	665	1%
5-Year Fixed	6.99%	78.3%	651	1%
5-Year Fixed Interest-only	6.98%	80.7%	660	0%
15-Year Fixed	7.61%	74.2%	632	3%
30-Year Fixed	7.52%	78.0%	632	13%
30-Year Fixed Interest-only	7.17%	83.1%	662	0%
Other Products	9.46%	90.4%	671	2%

	7.66%	82.7%	621	100%